Exhibit 99.1

Amedica Completes Debt Exchange and Reduces Debt

Obligations by 47% Year-over-Year

SALT LAKE CITY, May 3, 2016 – Amedica Corporation (Nasdaq:AMDA), a company that develops and commercializes silicon nitride ceramics as a biomaterial platform, is pleased to announce it has reduced its total debt obligations to $12.9 million, a decrease of 47% from the prior year period, with the completion of the previously announced $3.0 million debt exchange.

“With these transactions complete, we have a cleaner, stronger balance sheet for the year ahead,” said Dr. Sonny Bal, Chairman and Chief Executive Officer. “This is another key step in addressing the challenges before us, and positions the company for long-term success. We have now reduced our total debt from $24.3 million in July 2015 to under $13 million, giving us flexibility to evaluate other financing opportunities. Amedica continues to be an innovative scientific and manufacturing company with a remarkable biomaterial found in silicon nitride that has a wide variety of medical and industrial applications.”

Pursuant to the terms and conditions of the exchange agreement, Amedica and Riverside agreed to exchange the additional $2.0 million of the principal amount of the Hercules term loan held by Riverside for an additional subordinated convertible promissory note in the principal amount of $2.0 million with a fixed conversion price of $1.43 and a warrant to purchase an additional 100,000 shares of common stock at a fixed price of $1.62 per share. The principal amount of the Hercules term loan is now $11.1 million resulting in a reduction of the Hercules term loan liquidity covenant to $5.0 million. Additionally, the principal amount of the Riverside subordinated convertible promissory note has been reduced from $3.0 million to $1.0 million as $2.0 million has been converted into shares of common stock of the Company. As of May 2, 2016, the Company has approximately 12.9 million shares of common stock outstanding following conversion of 67% of the Riverside subordinated convertible promissory note.

About Amedica Corporation

Amedica is focused on the development and application of interbody implants manufactured with medical-grade silicon nitride ceramic. Amedica markets spinal fusion products and is developing a new generation of wear- and corrosion-resistant implant components for hip and knee arthroplasty as well as dental applications. The Company’s products are manufactured in its ISO 13485 certified manufacturing facility and through its partnership with Kyocera, one of the world’s largest ceramic manufacturers. Amedica’s spine products are FDA-cleared, CE-marked, and are currently marketed in the U.S. and select markets in Europe and South America through its distributor network and its growing OEM and private label partnerships.

For more information on Amedica or its silicon nitride material platform, please visit www.amedica.com.

Forward-Looking Statements

This press release contains statements that constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Forward-looking statements contained in this press release include, but are not limited to, the intent, belief or current expectations of Amedica and members of its management team with respect to Amedica’s flexibility to evaluate other financing options, the reaction of investors to the transaction, the unlocking of potential working capital and the enhancement of shareholder value. These statements and similar statements are subject to risks and uncertainties such as changes in the market impacting the ability of the Company to refinance its debt and the noteholder to convert the convertible promissory note. Additional factors that could cause actual results to differ materially from those contemplated within this press release can also be found in Amedica’s Risk Factors disclosure in its Annual Report on Form 10-K, filed with the Securities and Exchange Commission (SEC) on March 24, 2015, and in Amedica’s other filings with the SEC. Amedica disclaims any obligation to update any forward-looking statements.

Contacts:

Mike Houston

VP, Commercialization

801-839-3534

IR@amedica.com

Robert Haag

Managing Director

IRTH Communications

866-976-4784

amda@irthcommunications.com